UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required In Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant To Section 14(a) Of The Securities Exchange Act Of 1934

(Amendment No. )

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POMEROY IT SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

FLAGG STREET CAPITAL LLC
FLAGG STREET PARTNERS LP
FLAGG STREET PARTNERS QUALIFIED LP
FLAGG STREET OFFSHORE, LP
JONATHAN STARR
MICHAEL A. RUFFOLO
RICHARD S. PRESS

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Flagg Street Capital LLC (“Flagg Street”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of three director nominees at the 2007 annual meeting of shareholders (the “Annual Meeting”) of Pomeroy IT Solutions, Inc. (“Pomeroy”). Flagg Street has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1. Letter to Pomeroy Stockholders:

Thank You for Your Consideration,
Your Encouragement and Your Support

June 26, 2007

Dear Fellow Pomeroy Stockholders:

We appreciate the supportive comments offered to us by fellow Pomeroy investors in connection with our efforts to elect three highly-qualified, independent candidates to the Company’s nine-member Board. It is particularly gratifying, after management had falsely labeled us as holders with short-term interests, to receive encouragement from stockholders who have indicated they are frustrated with the Company’s poor performance over the past several years. We trust that many Pomeroy stockholders recognize that they have an opportunity NOW to bring positive change to the Company and to the long-term future of their investment through the election of our nominees.

Do Not Be Misled By Management’s Half-Truths.
The Pomeroys Will Say Anything to Get Elected.

Since Stephen Pomeroy Was Appointed CEO, the Company’s Share Price
Has Dropped 28%.

In a letter from Stephen Pomeroy, the Company boasts of its year-to-date return of 29.1%, citing it as a basis of hoped-for stockholder support. Lets not live in unjustified hope . . . lets look at the facts:

•	Since Stephen Pomeroy was appointed CEO of the Company on June 10, 2004, the share price has dropped from $13.20 to $9.51 as of the close of market on June 25, 2007, representing a stunning decrease of 28%. During the same period, the S&P 500 Stock Index increased by 32%.

•	Under Stephen Pomeroy’s tenure as CEO, the stock price has experienced several short-term rises of over 20% (and even over 30%) only to fall back to lower levels shortly thereafter.

•	Flagg Street filed its first Schedule 13D on January 3, 2007, which raised the issue of whether the Company “should explore strategic alternatives to enhance shareholder value.” Ask yourself whether stockholder activism has impacted the Company’s share price.

•	During Stephen Pomeroy’s tenure, revenues have fallen 15% from fiscal 2004 to 2006 despite the acquisition of ARC on July 23, 2004 and EPS has decreased from $0.88 to $0.09 per share during the same period.

•	In 2005 and 2006, the Company missed guidance 12 out of 13 times, usually by a substantial margin. We believe the Company’s over-optimistic guidance and subsequent underperformance have contributed to the stock’s long-term downward trending price.

We find it incredibly disingenuous and self-contradictory of Mr. Pomeroy, who falsely attacks us as being holders with short-term interests, to now seek stockholder support based on a short-term move in the stock price, particularly after compiling a record of past short-term moves and missed guidance that ultimately led to lower prices.

Our Nominees Will Utilize Their Extensive Experience to Help
Build Pomeroy Into a Better Company.

Don’t Be Misled by Stephen Pomeroy. Our Nominees Have Impressive
Career Achievements in Building and Growing Businesses.

In what we consider to be a desperate attempt to win your vote, Stephen Pomeroy has attempted to denigrate our nominees’ backgrounds with misleading statements. We believe the nature of his statements tells you a great deal about the lengths he and others on the Board will go to suppress new leadership at the Company.

For example, we have previously told you that Michael Ruffolo, among other accomplishments, drove the dramatic financial and operational turnaround at Akamai Technologies as EVP from August 2001 to September 2003 and COO from September 2003 to March 2004 with a correspondent stock price rise from $0.56 to nearly $17. As EVP, Global Sales Services and Marketing of EMC Corporation, from January 2000 to June 2001, he helped increase revenues by over $2 billion and net income by more than $500 million.

Now Mr. Pomeroy would like you to believe that Mr. Ruffolo was fired from Akamai. Not only was he NOT fired, but Akamai’s CEO at the time Mr. Ruffolo left the Company stated the following regarding Mr. Ruffolo:

“While we are sorry to see Mike go, we are deeply grateful for his strong leadership and operational skills during a very critical business transformation at Akamai. Akamai is well-positioned for success and we appreciate Mike’s many contributions. We wish him well in his new endeavors and thank him for helping establish Akamai as a market-driven, technology leader.”

Richard Press, among other accomplishments, was responsible for building the first insurance general account asset management group in the country at Scudder Stevens & Clark. Mr. Press was also responsible for all of the computer operations, record keeping and standard operating procedures for that firm’s nine national offices. At Wellington Management Company, from 1994 until his retirement in 2006, he led a group of over 60 people in organizing and growing the firm’s insurance company general account asset management area from under $1 billion to over $52 billion.

Despite Mr. Press’ disclosed background of extensive operational experience, Stephen Pomeroy tells you that Mr. Press has “no operational experience.” Mr. Pomeroy also tells you that Mr. Press has “limited experience sitting on the Board of a public company” and he also expresses concern about our “nominees’ behavior if elected to the Board.”

Let’s set the record straight again: among several other boards, Mr. Press sits on the Board of Transatlantic Holdings (“TRH”), a NYSE-listed reinsurance company (one of the ten largest in the world) with a market capitalization nearly 40 times that of Pomeroy. This year, Mr. Press was appointed Chairman of the Finance and Investment Committee (a key committee for all insurance companies) and was added to the Compensation and Underwriting Committees of TRH in addition to being asked to continue serving on the Audit Committee.

Jonathan Starr founded Flagg Street Partners at age 27 in 2004. Over the past three years, Flagg Street’s assets have increased from $20 million to $170 million in response to both greater investor participation and positive returns. Flagg Street is the owner of nearly 10% of Pomeroy’s outstanding stock.

As a founding member and leader of Flagg Street Partners, Mr. Starr is involved in all phases of the firm’s operations. Yet Stephen Pomeroy tells you that Mr. Starr has “no operational experience.” True to form, Mr. Pomeroy also expresses “concerns” about other aspects of Mr. Starr’s abilities -- another extremely disingenuous attack when you consider that back in March, at the Company’s request, Mr. Starr provided the names of three public company executives as references for his credentials as a director candidate, and the Board called none of them.

In a blatant misstatement of facts in its continuing attempt to portray us as short-term investors, the Company falsely states that Flagg Street has filed Schedules 13D with respect to its investment in four companies other than Pomeroy. In fact, since our inception, we have filed Schedules 13D with respect to only two other companies, amid dozens of long-term investments. To be absolutely clear, Flagg Street invested in Pomeroy for the long-term and is waging this election contest to bring about long-term beneficial change through new and better leadership and better corporate governance.

Pomeroy’s Non-Compliance with SEC Rules.

It Should be Obvious that Pomeroy Plays Fast and Loose with the Facts.
Ask Yourself Why They Will Say and Do Anything to Remain in Power.

Pomeroy’s playing fast and loose with the facts is not surprising, considering it already has been forced to issue restatements for two of its quarterly reports and has admitted material weaknesses in internal controls over its financial reporting. Such glaringly erroneous statements will not be tolerated by us, and should not be tolerated by you.

Pomeroy’s directors and officers have often been delinquent in their Section 16 filings, in violation of Federal securities laws. Here’s more evidence that the culture of lax oversight continues:

•	Stephen Pomeroy, the Company’s CEO and a director, failed to make timely filings on five separate occasions in the past three years including one late Form 5 and four late Forms 4. His known filing failures include one relating to options granted as recently as November 3, 2006.

•	Kevin Gregory, the Company’s CFO and a director who has been with the Company for less than two years, failed to make timely filings of Forms 4 twice, including one relating to options granted as recently as January 3, 2007.

•	According to the 2006 proxy statement, David Pomeroy, Chairman of the Board, failed to file Forms 4 in connection with shares gifted.

•	Over the past several years, a majority of the Board members currently standing for election, along with several other senior officers, have failed to file timely Forms 3 and/or Forms 4 according to the proxy statements for 2005 to 2007.

It is indeed telling that the Company’s latest letter to stockholders boasts of the “considerable experience” of one of its directors in Sarbanes-Oxley, and yet its directors and officers can’t even make timely disclosure of their ownership changes.

Sound Corporate Governance Requires Accountability.
At Pomeroy, There is No Accountability.

In what we consider to be an insult to the intelligence of each and every stockholder, Stephen Pomeroy, in a section in his letter entitled “We Have Sound Corporate Governance” tells you: “Our Board is elected annually, promoting accountability on a yearly basis.” In fact, we believe the Pomeroy Board has proven that there is no accountability for its directors.

Our letter to stockholders of June 13 informed you that in 2006, director Vincent Rinaldi, a member of the two-person Compensation Committee, received a vote of less than 43% for his re-election, and more than 57% “Withhold”. At the same time, a company he heads does substantial business with Pomeroy under a seven-year contract.

How rare is a Withhold vote of the magnitude received by Mr. Rinaldi? According to the June 22, 2007 edition of Governance Weekly, published by Institutional Shareholder Services:

“Last year, just eight directors out of more than 31,000 on corporate ballots failed to receive majority support, according to ISS data.”

How did the Board, led by Chairman David Pomeroy and Stephen Pomeroy “promote accountability”? They did nothing!

This is truly a slap in the face to the Company’s stockholders. Mr. Rinaldi was allowed to remain not only on the Board, but on the Compensation Committee, and will continue to serve on the Compensation Committee until the 2007 annual meeting of stockholders. This sounds more like “promoting non-accountability” to us.

It is clear to us that if the Board remains dominated by David and Stephen Pomeroy, poor corporate governance and non-accountability will remain the norm.

Remember:

•	Pomeroy announced a corporate governance review only AFTER Flagg Street had expressed its dissatisfaction to the Company.

•	Pomeroy appointed a lead independent director only AFTER Flagg Street expressed its dissatisfaction to the Company.

•	Director Vincent Rinaldi agreed to step down in the future as a member of the Compensation Committee only AFTER Flagg Street exposed the high level of stockholder dissatisfaction with him from last year’s vote.

Who is promoting accountability here? Clearly it’s Flagg Street, not the Board!

Pomeroy’s Future Can Be Bright With Better Leadership
and Stronger, More Independent Directors.

Since we became investors in Pomeroy, we have had the opportunity to speak with many people in the IT industry, including several whom we believe are highly qualified and who would make excellent candidates for the position of CEO. After talking with these individuals, we became truly excited about Pomeroy’s potential, both as an operating company and as an investment, if the right leadership were put in place.

Of course, since our three nominees would constitute a minority of the nine-member Board, we cannot implement any changes on our own. However, with strong support from stockholders, and with our strong independent candidates on the Board, we would make our best efforts to ensure that this time the Board acts in the best interests of stockholders and conducts a search for a new CEO.

No form of corporate governance can be effective unless it is carried out by individuals who are truly committed to a culture of accountability and responsiveness to stockholders’ interests. We believe this is a major difference between us and various members of the Pomeroy Board, and is a critical reason for electing our strong, independent and highly-qualified director candidates.

We urge you to support Flagg Street’s nominees on the GOLD proxy card. Thank you once again for your consideration and support.

Sincerely,

/s/ Jonathan Starr

Flagg Street Capital LLC
Jonathan Starr, Founding Member

VOTE THE GOLD PROXY CARD TODAY

We appreciate the support of all holders, no matter how many or how few shares you own. If you vote as recommended on Flagg Street’s GOLD proxy card, your shares will be voted for our three independent nominees and the six Company nominees other than David Pomeroy, Stephen Pomeroy and Vincent Rinaldi, thereby filling all seats for the nine-member Board. (There is no assurance that any of the candidates nominated by the Company will serve as directors if Flagg Street’s nominees are elected.)

If your shares are held in “Street-Name”, i.e., through a brokerage firm, bank or other custodian, only that custodian can vote a GOLD proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and return the enclosed voting instruction form in the envelope provided or contact the person responsible for your account and instruct him or her to execute a GOLD proxy on your behalf. Most Street-Name holders may also instruct their custodian by telephone or via the Internet. Please refer to the easy directions on the voting instruction form provided by your custodian.

ONLY YOUR LATEST DATED PROXY COUNTS. If you have previously submitted a White proxy card to the Company, you have every right to change your vote and support our nominees by signing and returning a later dated GOLD proxy card, whether in the enclosed postage paid envelope or by following the instructions to vote the GOLD proxy by telephone or internet, as available.

After submitting your vote on the GOLD proxy card, we urge you NOT to send in any White proxy to management. Even a protest vote on the Company’s White card marked “Withhold” will revoke a GOLD proxy if the White card is later dated.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Flagg Street’s proxy materials, please call
Morrow & Co., Inc. at the phone numbers listed below.

Morrow & Co., Inc.

470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: flaggstreet.info@morrowco.com